W3 Group, Inc. Announces Expiration of Letter of Intent for Proposed Acquisition

NEW YORK CITY--(BUSINESS WIRE)--March 3, 2005--W3 Group, Inc. (OTCBB: WWWG and WWWGP) announced today that the non-binding Letter of Intent executed on January 19, 2005, as amended on February 7, 2005, to acquire Cristina Acquisition Corp. ("CAC") from Signal Companies ("Signal") expired at the close of business on March 2, 2005 and thereafter is of no further force or effect. The conditions of the Letter of Intent, as amended, had not been met by CAC and Signal. Management of W3 Group has resumed its search for a viable business opportunity.


Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; uncertainty in government regulation of the acquired companies; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.


For further information please contact:

W3 Group, Inc.
Robert Gordon, Acting President
212-750-7878